Exhibit 4.1

WARRANT AGREEMENT
THIS WARRANT AGREEMENT (this “Agreement”), dated as of March 3, 2020 (the “Effective Date”), is entered into by and between Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).
WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, No: 333-235280 (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”) of subscription rights to purchase up to 15,000 units (the “Units”), each Unit consisting of one share of Series B-3 Preferred Stock, par value $0.0001 (the “Series B-3 Preferred Stock”) and 34.375 warrants, each exercisable into one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at an exercise price of $0.0001 per share of Common Stock (the “Warrants”) in a rights offering (the “Rights Offering”);
WHEREAS, the Registration Statement also covers the registration of the Common Stock issuable upon exercise of the Warrants;
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;
WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.
Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Warrants.

2.1Form of Warrant. Each Warrant shall be (a) issued in registered form only, (b) in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and (c) signed by, or bear the facsimile signature of, the Chairman of the Board or the President and Chief Executive Officer, and the Treasurer or the Secretary of the Company, and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2Additional Warrants. From time to time, the Company may issue additional Warrants (“Additional Warrants”), which shall for all purposes constitute “Warrants” hereunder and shall have identical attributes to the Warrants (other than with respect to issue date). With respect to any Additional Warrants, the Company shall set forth in a resolution of the Board of Directors of the Company the aggregate number of Additional Warrants to be issued, a copy of which shall be delivered to the Warrant Agent, together with such other documentation as reasonably requested by the Warrant Agent.

2.3Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant, or portion thereof, may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company (the “Depositary”) or other book- entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.4Effect of Countersignature. Except with respect to uncertificated Warrants as described above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.5Registration.

2.5.2Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance and transfers, consolidations and divisions of the Warrants. Upon the initial issuance of the Warrants in book entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with the results of the Rights Offering. Ownership of beneficial interests in the Warrants issued in the Rights Offering (and any other Warrants that are not otherwise held in book entry or certificated form) shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”). If the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each book-entry Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A.

2.5.2Registered Holder. Prior to due presentment for registration of transfer, consolidation or division of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.Terms and Exercise of Warrants.

3.1Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $0.0001 per whole share, subject to the adjustments provided in Section 4 hereof. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised.

3.2Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on or after the Effective Date at any time and from time to time thereafter. The Warrants have no expiration date.

3.3Exercise of Warrants.

3.3.1Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:
(a)    by good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), or by wire transfer to the Warrant Agent;
(b)    by instructing the Company to withhold a number of shares of Common Stock then issuable upon exercise of the Warrant with an aggregate Fair Market Value (as defined below), as of the Exercise Date equal to such aggregate Warrant Price for the Warrants Exercised, or
(c)    any combination of the foregoing.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised, except through “cashless exercise,” unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act, and a prospectus thereunder relating to the shares of Common Stock is current, or (ii) if, in the Company’s sole determination, an exemption from the registration requirements under the Securities Act of 1933, as amended, and applicable state law is available with respect thereto. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful. In the event that a registration statement under the Act with respect to the Common Stock underlying the Warrants is not effective or a current prospectus is not available, or because such exercise would not be exempt from the registration requirements of the Act and applicable securities laws of the states or other jurisdictions in which the holder resides, the registered holder shall not be entitled to exercise such Warrants. In no event will the Company be required to “net cash settle” the warrant exercise.
3.3.2Cashless Exercise. In the event of any withholding of Common Stock pursuant to Section 3.3.1(b) or (c) above where the number of shares whose value is equal to the aggregate Warrant Price of exercised Warrants is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the registered holder (by delivery of a certified or official bank check) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) the Fair Market Value of one share of Common Stock as of the Exercise Date. “Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3.3 shall have been satisfied at or prior to 5:00 p.m., New York City time, on a Business Day, including, without limitation, the receipt by the Company of an exercised Warrant and the aggregate Warrant Price for the exercised Warrants.

3.3.3Fair Market Value. Fair Market Value means, as of any particular date: (a) the volume weighted average price per share of the Common Stock for each Business Day referred to below on the principal domestic securities exchange on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such Business Day referred to below, the average of the highest bid and lowest asked prices for the Common Stock on such exchanges at the end of such Business Day referred to below; (c) if on any such Business Day referred to below the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such Business Day referred to below; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on any such Business Day referred to below, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such Business Day referred to below; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined by the Board from time to time. “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed. “Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink. “OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

3.3.4Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price or upon surrender of the Warrant (or portion thereof) as set forth in Section 3.3.1(b) or (c), the Company shall issue to the registered holder of such Warrant a book entry position or certificate, as applicable, representing the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised.

3.3.5Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.6Date of Issuance. Each person in whose name any book entry position or such certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company or book entry-system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books or book-entry system are open.

4.Adjustments.

4.1Adjustment Upon Dividend, Subdivision or Combination of Common Stock. If the Company, at any time or from time to time after the date hereof, (i) pays a dividend or makes any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities to all or substantially all the holders of the Common Stock, or (ii) subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, in each case other than any such transaction covered by Section 4.2, 4.3, or 4.4, the number of shares of Common Stock issuable upon exercise of the Warrant immediately prior to any such dividend, distribution or subdivision shall be proportionately increased so that the registered holder shall be entitled to receive upon the exercise of the Warrant the number of shares of Common Stock or other securities of the Company that the registered holder would have owned or would have been entitled to receive upon or by reason of any event described above, had the Warrant been exercised or converted immediately prior to the occurrence of such event. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon exercise of the Warrant immediately prior to such combination shall be proportionately decreased so that the registered holder shall be entitled to receive upon the exercise of the Warrant the number of shares of Common Stock or other securities of the Company that the registered holder would have owned or would have been entitled to receive upon or by reason of any event described above, had the Warrant been exercised or converted immediately prior to the occurrence of such event. Any adjustment under this Section 4.1 shall become effective immediately after the open of business on the Ex-dividend Date for such dividend or immediately after the open of business on the effective date for such subdivision or combination.

4.2Adjustment Upon Cash Distributions and Other Distributions. If the Company distributes to the holders of Common Stock, (x) cash or any other property or securities, or (y) any rights, options or warrants to subscribe for or purchase any of the foregoing (other than, in each case set forth in clause (x) and clause (y), any dividend or distribution described in Section 4.1 or Section 4.4), then, in each such case, the registered holder shall be entitled to participate in such distribution to the same extent that the registered holder would have participated therein if the registered holder had exercised this Warrant in full immediately before the date of which a record is taken for such distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such distribution. For the avoidance of doubt, no repurchase or redemption by the Company or any of its subsidiaries of any securities of the Company shall be considered a distribution.

4.3Adjustment Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person, (v) Deemed Liquidation Event or (vi) other similar transaction, in each case which entitles all or substantially all of the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, cash or other assets or consideration with respect to or in exchange for Common Stock, each Warrant shall, immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction, be canceled (without any action of the registered holder and regardless of any limitation or restriction on the exercisability of the Warrant that may otherwise be applicable) with the registered holder entitled to receive the kind and number of shares of stock, securities, cash or other assets or consideration resulting from such transaction to which the registered holder would have been entitled as a holder of the applicable number of shares of Common Stock then issuable upon exercise of the Warrant as a result of such exercise if the registered holder had exercised the Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of shares of Common Stock then issuable thereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the Warrant). The Company shall make provision for compliance with this Section 4.3 in the agreements, if any, relating to such transactions, if necessary to give effect to Section 4.3.

4.4Adjustment of Warrant Upon Spin-off. If, at any time after the issuance of the Warrants but prior to the exercise hereof, the Company shall spin‑off another Person (the “Spin‑off Entity”), then the Company (a) shall issue to the registered holder a new warrant to purchase, at the Warrant Price, the number of shares of common stock or other proprietary interest in the Spin‑off Entity (and any other consideration) that the registered holder would have owned had the registered holder exercised or converted the Warrant immediately prior to the consummation of such spin‑off and (b) shall make provision therefor in the agreement, if any, relating to such spin-off. Such new warrant shall provide for rights and obligations which shall be as nearly equivalent as may be practicable to the rights and obligations provided for in the Warrant. The provisions of this Section 4.4 (and any equivalent thereof in any such new warrant) shall apply to successive transactions.

4.5Notices of Changes in Warrant. Upon every adjustment of the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.8, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled to a fraction of a Warrant, the Company shall round up or down to the nearest whole number, the number of Warrants to be issued to the Warrant holder upon adjustment and Warrants for fractional shares shall not be issued.

4.7Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.9Definitions. For purpose of this Section 4:

4.9.1“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

4.9.2“Deemed Liquidation Event” means, directly or indirectly, in one or more related transactions, (a) a liquidation or dissolution of the Company in accordance with the terms and subject to the conditions set forth in the Company’s Second Amended and Restated Certificate of Incorporation, as may be amended from time to time (b) any merger, consolidation, recapitalization, reorganization or sale of the Company, or sale, transfer or issuance of voting securities of the Company or any other transaction or series of related transactions, in each case, in which the holders of voting securities of the Company owning a majority of the voting power of the Company immediately prior to such transaction do not own and control a majority of the voting power represented by the outstanding equity of the surviving entity after the closing of such transaction or (c) any sale, transfer or disposition of all or substantially all of the assets of the Company to another Person in one or more transactions.

4.9.3“Ex-dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market; provided that if the Common Stock does not trade on an exchange or market, the “Ex-Dividend date” shall mean the record date for such issuance, dividend or distribution.

4.9.4“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

4.9.5“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, association, incorporated organization or government or department or agency thereof.

5.Transfer and Exchange of Warrants.

5.1Registration of Transfer, Division and Combination. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant, a division of a Warrant, or a combination of two or more Warrants, in the Warrant Register upon surrender of such Warrant or Warrants for transfer, division or combination, properly endorsed with signatures properly medallion guaranteed and accompanied by appropriate instructions for transfer, division or combination. Upon any such transfer, division or combination, a new Warrant or Warrants representing an equal aggregate number of Warrants shall be issued and the old Warrant or Warrants shall be cancelled by the Warrant Agent. The Warrants so cancelled may be delivered by the Warrant Agent to the Company from time to time upon request.

5.2Procedure for Surrender of Warrants. Notwithstanding Section 5.1, in the event that a Warrant surrendered for transfer, exchange, consolidation or division bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and/or issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer, exchange, consolidation or division is exempt from registration under the Securities Act and indicating whether the new Warrants must also bear a restrictive legend.

5.3Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.Other Provisions Relating to Rights of Holders of Warrants.

6.1No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

6.3Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4Registration of Common Stock. The Registration Statement covers the Common Stock issuable upon exercise of the Warrants. Prior to the Exercise Period, the Company will use it is best efforts to make the Registration Statement effective and register or qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants, unless exempt. In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement. In no event will the registered holder of a Warrant be entitled to receive a “net cash settlement” in lieu of physical settlement in shares of Common Stock, regardless of whether the Company complies with this Section 6.4.

6.5Limitation on Monetary Damages. In no event shall the registered holder of a Warrant be entitled to receive monetary damages for failure to settle any Warrant exercise if the Common Stock issuable upon exercise of the Warrants has not been registered with the Securities and Exchange Commission pursuant to an effective registration statement or if a current prospectus is not available for delivery by the Warrant Agent, or if such settlement upon exercise is not registered or exempt under state laws; provided the Company has fulfilled its obligations under Section 6.5 to use its best efforts to effect the registration under the Act of the Common Stock issuable upon exercise of the Warrants.

7.Concerning the Warrant Agent and Other Matters.

7.1Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

7.2Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.2.3Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3Fees and Expenses of Warrant Agent.

7.3.1Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4Liability of Warrant Agent.

7.4.1Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

7.4.3Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

7.5Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

8.Miscellaneous Provisions.

8.1Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278
Attn: Vice President, General Counsel and Corporate Secretary

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:
Continental Stock Transfer & Trust Company
1 State Street, 30 FL
New York, New York 10004
Attn:    Compliance Department
8.3Applicable Law. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

8.4Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

8.5Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection by it.

8.6Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

8.8Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price, shall require the written consent of the registered holders of at least 65% of the then outstanding Warrants.

8.9Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

[Signature page follows]

[Signature Page to Warrant Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
By: /s/ Gil Melman
Name: Gil Melman
Title: Vice President, General Counsel and Corporate Secretary
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By: /s/ Erika Young
Name: Erika Young
Title: Vice President

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number

Warrants

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Incorporated Under the Laws of the State of Delaware
CUSIP

Warrant Certificate

This Warrant Certificate certifies that                                             , or registered assigns, is the registered holder of        warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of common stock, par value $0.0001 per share (the “Common Stock”), of Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise, to receive from the Company that number of fully paid and nonassessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. The number of the shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement. The Exercise Price per share of Common Stock for any Warrant is $0.0001 per share.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:
[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to Warrant Agreement dated as of , 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised, except through “cashless exercise” as provided for in the Warrant Agreement, unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act, and  a prospectus thereunder relating to the shares of Common Stock is current, or (ii)  if, in the Company’s sole determination, an exemption from the registration requirements under the Securities Act of 1933, as amended, and applicable state law is available with respect thereto.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares to the order of Infrastructure and Energy Alternatives, Inc. (the “Company”) in the amount of $     in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of                        , whose address is                                        and that such shares be delivered to whose address is                             . If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of                             , whose address is                                        , and that such Warrant Certificate be delivered to                              , whose address is                                         .

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 3.3.1(b) or (c) of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with Section 3.3.1(b) or (c) of the Warrant Agreement and the holder hereof shall complete the following:

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of                                       , whose address is                                       , and that such Warrant Certificate be delivered to                                       , whose address is                                                               .

[Signature Page Follows]

Date: , 20

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).